Exhibit 23.1     Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Financial Security Assurance Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-121661), on Form S-3 of DSLA Mortgage Loan Trust 2005-AR5, DSLA Mortgage Pass-Through Certificates, Series 2005-AR5, of our report dated March 23, 2005 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, which appears as an exhibit in Financial Security Assurance Holdings Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

August 5, 2005